Universal Insurance Holdings, Inc. Declares

Twenty Cent Year-End Cash Dividend

Fort Lauderdale, FL, November 3, 2009 - Universal Insurance Holdings, Inc. (“Company”) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced today that its board of directors declared a cash dividend of $0.20 per share on its common stock. The dividend is payable on December 4, 2009 to shareholders of record as of November 16, 2009.

The board of directors’ decision to declare a dividend at this time reflects the Company's positive results through the third quarter ended September 30, 2009, and management’s assessment of the Company’s current business and corporate needs. The Company undertakes similar assessments throughout each fiscal year in determining dividend distributions. In aggregate, a total of $0.54 per share in cash dividends have been declared in 2009.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina. Additionally, the Company has filed an application to the Texas Department of Insurance to form a separate property and casualty subsidiary to write homeowners’ insurance coverage in Texas. For additional information on the Company, please visit our investor relations Web site at www.universalinsuranceholdings.com

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2008, and the Company's Form 10-Q for the quarterly period ended June 30, 2009, for a discussion of the risk factors that could affect its operations.  Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov .  The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com